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                                                                      EXHIBIT 11

                            ReliaStar Financial Corp.
                        Computation of Per Share Earnings
                     (in millions, except per share amounts)

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                                                                            Three Months                       Six Months
                                                                            Ended June 30                    Ended June 30
                                                                      -------------------------        --------------------------
                                                                        1999             1998            1999              1998
                                                                      --------         --------        --------          --------
NUMERATOR - BASIC AND DILUTED

Income from Continuing Operations                                     $   71.7         $   72.9        $  136.1          $  137.4
Loss from Discontinued Operations                                            -             (3.5)              -              (3.4)
                                                                      --------         --------        --------          --------
Net Income                                                            $   71.7         $   69.4        $  136.1          $  134.0
                                                                      ========         ========        ========          ========

DENOMINATOR

Weighted Average Common Shares Outstanding
  During the Period (Basic)                                               87.9             91.2            88.4              91.1
Dilutive Effect of Stock Options                                           1.0              1.6             1.1               1.6
Other                                                                       .1               .1              .1                .1
                                                                      --------         --------        --------          --------
 Weighted Average Common Shares During the Period (Diluted)               89.0             92.9            89.6              92.8
                                                                      ========         ========        ========          ========

PER COMMON SHARE
Basic
Income from Continuing Operations                                     $    .82         $    .80        $   1.54          $   1.51
Loss from Discontinued Operations                                            -             (.04)              -              (.04)
                                                                      --------         --------        --------          --------
Net Income                                                            $    .82         $    .76        $   1.54          $   1.47
                                                                      ========         ========        ========          ========

Diluted
Income from Continuing Operations                                     $    .81         $    .79        $   1.52          $   1.48
Loss from Discontinued Operations                                            -             (.04)              -              (.04)
                                                                      --------         --------        --------          --------
Net Income                                                            $    .81         $    .75        $   1.52          $   1.44
                                                                      ========         ========        ========          ========
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